Exhibit 99.1

Media Contact:	Adria Greenberg Sommerfield Communications, Inc. o: (212) 255-8386 c: (609) 203-6339

Investor Contact:	Scott Betts, CEO & CFO (702) 855-3006

Global Cash Access to Delay Filing of Form 10-Q for the Quarter Ended September 30, 2007

(Las Vegas, NV – November 14, 2007 – NYSE:GCA) – Global Cash Access Holdings, Inc. (the “Company”) today announced that it will delay the filing of its quarterly report on Form 10-Q for the three months ended September 30, 2007 pending the conclusion of an internal investigation being conducted under the direction of an independent committee of its Board of Directors, with the assistance of independent counsel, into allegations made by an individual whose identity has not been disclosed to the Company. The issues being raised remain confidential.

“The Company and its Board of Directors take these matters very seriously and accordingly the Company’s management is cooperating fully,” said Scott Betts, the Chief Executive Officer of the Company.

Although the Company is currently unable to predict the timing of the conclusion of the internal investigation, the Company will not be able to file its Quarterly Report on Form 10-Q by its prescribed due date, including the five-day extension of the filing deadline permitted under Rule 12b-25. The Company intends to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 as soon as practicable following the conclusion of the internal investigation.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this press release, other than statements that are purely historical, are forward-looking statements. Forward-looking statements in this press release include, without limitation, the Company’s intention to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 as soon as practicable following the conclusion of the internal investigation. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the results implied or contemplated by the forward-looking statements, including but not limited to the Company’s inability to file such Quarterly Report on Form 10-Q for an extended period of time following the conclusion of the internal investigation either as a result of the internal investigation or for reasons other than the internal investigation. We do not intend, and assume no obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

About Global Cash Access Holdings, Inc.

Las Vegas-based Global Cash Access Holdings, Inc. is a holding company whose principal asset is the stock of Global Cash Access, Inc., a leading provider of cash access systems and related marketing services to the gaming industry. For more information, please visit the Company’s Web site at www.globalcashaccess.com.